Exhibit 99.1

Conn's, Inc. Reports Same Store Sales Increased 23.2% for the Quarter Ended October 31, 2005

    BEAUMONT, Texas--(BUSINESS WIRE)--Nov. 7, 2005--Conn's, Inc. (Nasdaq:CONN), a specialty retailer of home appliances, consumer electronics, computers and peripherals, lawn and garden products and mattresses, today announced its net sales results for the quarter and nine months ended October 31, 2005.
    Net sales for the quarter ended October 31, 2005 increased $37.9 million, or 32.9%, from $115.1 million for the quarter ended October 31, 2004 to $153.0 million for the quarter ended October 31, 2005. Same store sales (sales recorded in stores operated for the entirety of both periods) were up 23.2% for the same period. Net sales for the quarter were impacted by Hurricanes Katrina and Rita, including the loss of 134 store-days due to stores being closed in advance of and subsequent to Hurricane Rita. Additionally, net sales were positively impacted in the aftermath of the storms as affected customers replaced damaged appliances and electronics. Additional information regarding these impacts will be discussed in the Company's press release and conference call on December 1, 2005.
    Net sales for the nine months ended October 31, 2005 increased $83.3 million, or 23.6%, from $352.5 million for the nine months ended October 31, 2004 to $435.8 million for the nine months ended October 31, 2005. Same store sales (sales recorded in stores operated for the entirety of both periods) were up 14.3% for the same period.
    Net sales represent net product sales, delivery charges, service revenues and commissions from service maintenance agreement sales. Revenues from finance charges and other for the quarter and the nine months ended October 31, 2005, will be reported in the Company's press release and conference call on December 1, 2005.
    Thomas J. Frank, Chairman and Chief Executive Officer, stated, "I am extremely proud of our employees and the way they responded to the two disasters that impacted our company this quarter. Despite a portion of our stores being closed for a short time and personal lives being disrupted, the teamwork exhibited by our employees exemplifies the strength of our culture. While the storms ultimately had a positive impact on our outstanding sales performance this quarter, our focus on continuing to execute at the highest level despite the obstacles in our path allowed us to achieve these results."

    About Conn's, Inc.

    The Company is a specialty retailer currently operating 55 retail locations in Texas and Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers and ranges, and a variety of consumer electronics, including projection, plasma, LCD and DLP televisions, camcorders, VCRs, DVD players and home theater products. The Company also sells home office equipment including computers and peripherals, lawn and garden products and mattresses, and continues to introduce additional product categories for the home to help increase same store sales and to respond to its customers' product needs.
    Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. Over the past three years, it has financed with its own in-house credit, on average, 56% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income from these assets. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity in exchange for cash and subordinated securities represented by asset-backed and variable funding notes issued to third parties.

    This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; weather conditions in the Company's markets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K filed on April 5, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

    CONTACT: Conn's, Inc.
             Thomas J. Frank, 409-832-1696 ext. 3218